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                                                                   EXHIBIT 10.20



                               SERVICES AGREEMENT


                  THIS IS A SERVICES AGREEMENT ("Agreement") dated as of the 20th day of February, 1998, by and between (i) CATV.NET, INC., a Kentucky corporation ("CATV"); and (ii) OPM SERVICES, INC., a Kentucky corporation ("OPM").


                                R E C I T A L S:

         1. CATV is a Kentucky corporation which is engaged in the business of providing broadband Internet access and other services to cable TV subscribers and other customers (the "Operations").

         2. CATV wishes to enter into an agreement whereby OPM will provide to CATV and on CATV's behalf, certain financial, accounting, professional staffing and legal services (the "Services," as further described in Section 2 below).

         3. OPM wishes to perform such Services on behalf of CATV, and the parties hereto wish to reduce to writing their understanding with respect to the matters contained herein.

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

         1. INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the parties hereto is that of independent contractors, and nothing herein contained shall be deemed to create or authorize the creation of the relationship of partnership or joint venture between OPM and CATV.

         2. OPM'S SERVICES. OPM shall perform the following services for and on behalf of CATV (collectively, the "Services"):

                  (1)      Financial functions:

                           (i)      billing and collections;
                           (ii) general accounting and financial reporting, including cash flow and annual budgeting;
                           (iii) data processing, including central office LAN design and management;
                           (iv)     bookkeeping and general record-keeping;
                           (v)      audit support services;
                           (vi) treasury and payroll, including banking and cash management, i.e., the handling and issuance of checks and other negotiable instruments pertaining to CATV's accounts payable and payroll;

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                           (vii)    as it relates to the Operations,
                                    governmental compliance functions necessary to enable CATV to meet the reporting, record-keeping, and budgetary requirements of all applicable statutes, rules or regulations of all governmental agencies.

                  (2) Legal services: Provide in-house legal and business development support as requested by CATV. Billed legal services will not exceed ten (10) hours per month without prior permission of the CATV Board.

In performing Services on behalf of CATV, OPM shall use the same degree of care and diligence as is used in performance of comparable duties for its own account, provided, that the OPM shall not be obligated to commence legal proceedings on behalf CATV without express permission.

         3. CATV'S OBLIGATIONS. The obligations of CATV shall consist of the following:

                  (1) To provide assistance and cooperation in all billing of services for the period in which this Agreement is effective and to pay over to OPM, immediately upon receipt thereof, any payments or reimbursements for such services.

                  (2) To establish policies affecting the Operations which are not inconsistent with the responsibilities assigned to OPM under the terms of this Agreement.

                  (3) To play an active role in promoting the good will and public image of the Operations and OPM.

                  (4) To cooperate with OPM in executing all forms and returns required pursuant to applicable taxing statutes, federal, state and local rules and regulations and governmental reimbursement programs.

         4. Revenues, Costs of Operations and Management Fee.

                  (1) All revenues from the Operations of, or any interest earned on any deposits or accounts maintained under this Agreement for, CATV and the Operations shall be deposited into and paid out of one or more bank accounts established by CATV (at a financial institution selected by CATV) for the payment of the following items on a monthly basis in the following order of priority: i) the Costs of Operation; ii) the Management Fee (as defined in
Section 4(2) below. OPM shall not commingle any funds of CATV received or controlled by it pursuant to this Agreement with any funds of OPM.

                  (2) The Management Fee payable to OPM shall be the fees described on ANNEX A attached hereto. The retained portion of the fee shall cover all financial functions listed under Section 2(1) above. The initial retainer for financial services under section 2(1) shall be $1,000.00 per month and such amount may not be changed without written authorization of the CATV Board of Directors. Legal services 2(2) may be billed as such services are incurred at the request of CATV provided that such legal services will not exceed ten (10) hours per month




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without prior permission of the CATV Board. OPM is authorized to pay each invoice for Management Fee to itself unless within ten (1) days of presentation of such invoice CATV shall notify OPM of its objections.

         5. TERM. Unless earlier terminated in accordance with Section 6 hereof or further extended as provided herein, this Agreement shall commence effective at 12:01 a.m. local time on February 1, 1998 (the "Commencement Date"). Either party may terminate this agreement for any reason upon providing thirty (30) days written notice.

         6. DEFAULT, RIGHT TO CURE AND TERMINATION.

                  (1) The following shall be deemed to be an "Event of Default" hereunder:

                       a) If any licenses or permits applicable to the Operations are canceled or revoked because either party has failed to perform its obligations hereunder and such party is not, in good faith, diligently pursuing the reinstatement of such licenses or permits.

                       b) If either party becomes insolvent or makes an assignment for the benefit of creditors or commits an act of bankruptcy or files a voluntary petition under the provisions of the United States Bankruptcy Code, including without limitation, a petition for reorganization or arrangement or consents to an involuntary petition or is adjudicated a bankrupt.

                       c) If either party violates, or is in breach of, any material term or condition of this Agreement.

                  (2) The party with respect to which an Event of Default is not applicable (the "Non-Defaulting Party") may declare this Agreement terminated in the event the other party (the "Defaulting Party") fails to cure the Event of Default within sixty (60) days after written notice from the Non-Defaulting Party, which notice shall specify in sufficient detail the specific circumstances of the Event of Default so as to give the Defaulting Party adequate notice and the opportunity to cure same; provided the Defaulting Party shall not be deemed in default if the Defaulting Party takes reasonable steps to cure the Event of Default within the sixty (60) day period and proceeds with due diligence thereafter to cure the Event of Default.

         7. COOPERATION AT TERMINATION. Upon the expiration or earlier termination of this Agreement, the parties hereto shall cooperate fully with the other in effecting an orderly transition to avoid any interruption in the rendering of the above-described services and, in that connection, OPM shall surrender to CATV all contracts, books, records and reports maintained by OPM with respect to the Operations.

         8. INDEMNIFICATION. Any Defaulting Party shall indemnify and hold the Non-Defaulting Party and the Non-Defaulting Party's shareholders, directors, officers, employees and agents harmless from any and all liabilities, losses, damages, claims, and costs arising from an




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Event of Default, except for liabilities, losses, damages, claims, and costs arising from the Non-Defaulting Party's gross negligence, bad faith or willful misconduct.

         9. PARTIES BOUND. The provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Except as specifically provided herein, no assignment of rights or delegation of duties shall relieve either party, as the case may be, of its obligations hereunder. Except as specifically provided herein, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party; provided that a party may assign its rights and delegate its duties to any successor entity in the event of a merger or a sale of substantially all of the party's assets if the successor entity assumes all of the party's obligations hereunder.

         10. ATTORNEYS' FEES. In the event of a dispute over this Agreement each party shall bear its own attorneys' fees, respective court costs and other expenses incurred in the enforcement of the obligations of this Agreement.

         11. SEVERABILITY. In the event any provision hereof shall be modified or held ineffective by any court in any respect, such adjudication shall not invalidate or render ineffective the balance of the provisions of this Agreement.

         12. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and completely supersedes all prior oral agreements between the parties. All other agreements with respect to the subject matter hereof between the parties, whether written or oral, are merged herein. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         13. EXECUTION IN COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         14. FURTHER ASSURANCES. The parties each hereby agree to execute and deliver all of the agreements, documents, and instruments required to be executed and delivered by them in this Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Agreement.

         15. TENSE; CAPTIONS. In construing this Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice-versa, and the captions contained in this Agreement shall be ignored.

         16. GOVERNING LAW. This Agreement shall be construed, interpreted, and enforced in




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accordance with the substantive laws of the Commonwealth of Kentucky.

         17. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than OPM and CATV and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below.

                                      CATV.NET, INC., a Kentucky corporation



                                      By:  /s/ Kent Oyler
                                           -------------------------------------

                                      Its:
                                           -------------------------------------
                                                       ("CATV")



                                      OPM SERVICES, INC., a Kentucky corporation



                                      By:  /s/ Kent Oyler
                                           -------------------------------------

                                      Its:
                                           -------------------------------------
                                                       ("OPM")




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                                     ANNEX A

                                FEES FOR SERVICES


Fees for OPM's management services rendered will be billed monthly. Hourly rates will be rounded to the nearest quarter hour. The following fee schedule will apply:

         LEGAL SERVICES                               $90.00 PER HOUR

A transaction is defined as a cash disbursement (check or wire transfer), cash receipt item, A/P invoice, A/R invoice or journal entry.

The initial retainer for base and variable financial services only under section 2(1) shall be $1,000.00 per month and such amount may not be changed without written authorization of the CATV Board of Directors.

For costs related to the jointly shared administrative assistant in place as of February 20, 1998, or other future employee(s) with the Boards of both OPM and CATV determine to be in their mutual best interest of sharing, then each of OPM and CATV.net shall bear their respective share of the cost of such employee(s).